Exhibit 99.1

A123 Systems PR Contact:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

A123 Systems IR Contact:

ICR, LLC
Garo Toomajanian

617-972-3450

ir@a123systems.com

A123 Systems Announces Non-binding Memorandum of Understanding with Wanxiang Group Corporation for Strategic Investment

Waltham, Mass.—August 8, 2012—A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate® lithium iron phosphate batteries and systems, today announced that it has signed a non-binding memorandum of understanding (MOU) with Wanxiang Group Corporation establishing the framework for a strategic investment through which Wanxiang would invest up to $450 million in A123. Wanxiang is China’s largest automotive components manufacturer and one of China’s largest non-government-owned companies. Wanxiang’s proposed investment in A123 is intended to create the capital structure necessary for the company to continue growing its core businesses, and alignment with Wanxiang is also expected to substantially strengthen A123’s access to the growing vehicle electrification and grid-scale energy storage markets in China. A123 will hold a conference call today at 8:00 a.m. ET to discuss this announcement as well as the company’s financial results for the second quarter 2012.

“Today’s announcement is the first step toward solidifying a strategic agreement that we believe would remove the uncertainty regarding A123’s financial situation,” said David Vieau, CEO of A123. “A substantial capital investment from Wanxiang would not only provide financial stability to A123 as we continue to grow, but it would also align us with a large, successful global brand in the automotive and cleantech industries. Wanxiang has a successful track record of operating in the U.S. with significant employment and commitment to good corporate citizenship, and we expect that a strategic agreement with Wanxiang would help enhance our competitive position in the global marketplace, especially in China.”

Wanxiang Group Corporation and its related companies have more than $13 billion in revenue and more than 45,000 employees across its global businesses in equipment and automotive parts manufacturing, clean energy, financial services, agricultural products, natural resources and real estate, among others. Through its subsidiaries, including Wanxiang America Corporation, it has more than 3,000 U.S.-based employees.

“A123 offers industry-leading technology for vehicle electrification and grid-scale energy storage, as well as strong manufacturing and systems engineering capabilities in Michigan and Massachusetts. We think this creates important synergies with Wanxiang, which has been involved in this field for 12 years and has strong R&D and manufacturing capabilities in China, especially as we continue to expand on our strategy of investing in the automotive and cleantech industries in the U.S.,” Weiding Lu, CEO of Wanxiang Group. “This MOU is the first step toward a longer-term agreement through which we plan to build on the foundation A123 has established in the U.S. and help expand the company’s capabilities both domestically and internationally, which we believe would create long-term value to the customers, investors and other stakeholders of both companies.”

Under the proposed terms of the strategic agreement outlined in the MOU, Wanxiang would provide A123 with up to $75 million in initial debt financing under a Senior Secured Bridge Facility, with an initial credit extension of $25 million and $50 million to be funded after the satisfaction of certain closing conditions, and, subsequently, upon satisfaction of certain closing conditions, purchase $200 million aggregate principal amount of A123’s Senior Secured Convertible Notes. The agreement would also include the potential for Wanxiang to invest up to an additional $175 million if it exercises the warrants that would be issued in connection with the Bridge Facility and the Convertible Notes for cash. Incurrence of the remaining $50 million of loans under the Senior Secured Bridge Facility would be subject to the satisfaction of certain approvals and conditions, including receipt of a favorable determination from CFIUS and receipt of Chinese government approvals. Issuance of the Convertible Notes and the related warrants would also be subject to additional conditions, including approval from A123’s shareholders, termination of the Hart-Scott-Rodino waiting period, the conversion or redemption of all of the outstanding 6.00 percent Convertible Notes and related warrants and the repurchase or retirement of at least 90 percent of A123’s outstanding 3.75 percent convertible subordinated notes due 2016.

According to the proposed terms of the strategic agreement, if the entire amount of the initial debt financing is provided to A123 and the full amount of the warrants and Convertible Notes are issued and exercised for cash, Wanxiang’s total capital investment in A123 from these agreements would total approximately $450 million. The total amount of shares of A123’s common stock issuable upon exercise and conversion of the warrants and Convertible Notes would represent approximately 80 percent of the then outstanding common stock of A123. While the MOU is non-binding and the execution of definitive documentation is subject to negotiation and, among other items, the amendment of agreements with certain of A123’s existing lenders, A123 and Wanxiang are currently negotiating definitive documentation and intend to close the full transaction by the end of 2012. A123 cannot provide any assurance, however, that definitive documentation will be executed, or, if it is executed, that the conditions to funding the full investment will be fulfilled.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Conference Call Information

What:	A123 Systems second quarter 2012 financial results and proposed strategic investment agreement with Wanxiang Group Corporation
When:	Wednesday, August 8, 2012
Time:	8:00 a.m. ET

Webcast:	http://ir.a123systems.com/ (live and replay)
Live Call:	(877) 266-0479, domestic
(678) 894-3048, international
Replay:	(855) 859-2056, domestic
(404) 537-3406, international

Live and replay conference ID code: 18144497

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) is a leading developer and manufacturer of advanced lithium-ion batteries and energy storage systems for transportation, electric grid and commercial applications. The company’s proprietary Nanophosphate® lithium iron phosphate technology is built on novel nanoscale materials initially developed at the Massachusetts Institute of Technology and is designed to deliver high power and energy density, increased safety and extended life. A123 leverages breakthrough technology, high-quality manufacturing and expert systems integration capabilities to deliver innovative solutions that enable customers to bring next-generation products to market. For additional information please visit www.a123systems.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks, uncertainties and other important factors, including statements with respect to the expected benefits of Wanxiang’s strategic investment in A123, the expansion of A123’s domestic capabilities and its potential create long-term value for A123’s and Wanxiang’s customers, investors and other stakeholders, the negotiation and execution of definitive documentation relating to the financings, the satisfaction of conditions to closing of each of the financings and the closing of these financings. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: failure to obtain required stockholder and U.S. and Chinese government approvals, delays in the development of A123’s products, delays in the scale-up, revalidation and increased efficiency of A123’s manufacturing capacity, delays in A123’s production ramp, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 and Wanxiang operate, and other risks detailed in A123 Systems’ quarterly report on Form 10-Q for the quarter ended March 31, 2012 and other publicly available filings with the Securities and Exchange Commission. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

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